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                                                                   EXHIBIT 10.11

                    PATRIARCH PARTNERS MANAGEMENT GROUP, LLC
                        227 WEST TRADE STREET, SUITE 1400
                         CHARLOTTE, NORTH CAROLINA 28202

April 18, 2006

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Gordon Lau
Chief Financial Officer
Xinhua Finance Limited

Unit 3905-3909
1 Grand Gateway
Shanghai PRC 200030

RE: ADVISORY AGREEMENT

Dear Gordon:

We are pleased to confirm the arrangements under which Patriarch Partners Management Group, LLC ("Patriarch") is engaged by Xinhua Finance Limited ("XFL" and Xinhua Finance Media Limited ("XFM", and together with XFL, the "Company") to act as its advisor in connection with the potential acquisition(s) of such companies as previously identified by the Company or its advisors or which become known to XFL over the course of Patriarch's engagement (the "Acquisition Targets"). An "Acquisition Transaction" shall be defined as the direct or indirect acquisition of a majority of the stock or assets of an Acquisition Target, acquisition of securities or assets, exchange of assets, or acquisition of control of the Board of Directors of an Acquisition Target. The terms of this relationship are as follows:

1. ADVISORY SERVICES. During the term of its engagement hereunder, Patriarch will consult with the Company and provide the Company with strategic and financial advice and assistance in connection with the proposed Acquisition Transaction(s), such services to commence on the date hereof and end on the first anniversary of the date hereof, unless earlier terminated as provided herein (the "Advisory Period"). The Advisory Period may be renewed for additional periods of one year with the mutual consent of Patriarch and the Company. Patriarch and the Company agree that Patriarch has previously provided strategic and financial advice and assistance to the Company in proposed Acquisition Transactions that are currently being considered and are likely to be completed by the Company within the next three months, and that the Company desires Patriarch to continue to provide such advice and assistance as the Company completes such proposed Acquisition Transactions.

     In connection with the proposed Acquisition Transaction(s), Patriarch will, and will continue to, provide the Company with strategic and financial advice and assistance as reasonably requested, including: (i) assisting in formulating a strategy; (ii) performing valuation analyses; (iii) assisting in structuring, planning, and negotiating the Acquisition Transaction(s); and (iv) providing strategic and tactical advice throughout the execution of the merger/acquisition process. As compensation for these services, Patriarch shall be paid such fees as described below.

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2.   COMPENSATION. As compensation for the services provided hereunder
     (including, without limitation, services provided to the Company by Patriarch prior to the date hereof in connection with the proposed Acquisition Transactions), the Company agrees to pay Patriarch a success fee for each completed Acquisition Transaction in an amount to be mutually agreed upon by Patriarch and the Company, provided that the maximum amount to be paid pursuant to this Agreement shall be $5,000,000. The Company shall, upon execution of this Agreement, pay an amount of $1,500,000 as a prepayment which shall be credited against any success fees payable pursuant to this Agreement.

3. OTHER MATTERS. In connection with Patriarch's activities on the Company's behalf pursuant to this Agreement, the Company will cooperate with Patriarch and will furnish Patriarch with all information and data concerning the Company which Patriarch deems appropriate and will provide Patriarch with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Patriarch that any information heretofore and hereafter furnished to Patriarch will be true and correct in all material respects and does not and will not omit any material fact required to make such information provided to Patriarch not misleading. The Company further represents and warrants that any projections or other information provided by it to Patriarch will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company agrees to notify Patriarch promptly of any material change in the business or the financial condition of the Company during the course of Patriarch's engagement that may require an amendment or supplement to any of the information provided to Patriarch so that such information will not be misleading in any material respect or omit to state any material fact that is required to be stated or that is necessary in order to make any such information not misleading given the occurrence of any such change.

     The Company recognizes and confirms that in advising the Company and in completing its engagement hereunder, Patriarch will be using and relying on data, material and other information furnished to Patriarch by the Company and other parties. It is understood that in performing under this letter Patriarch may rely upon any information so supplied without independent verification and that Patriarch shall not have any responsibility for such independent verification and Patriarch shall not assume any responsibility for the accuracy or completeness of such information. Patriarch agrees that it will keep confidential and not disclose or permit its employees or representatives to disclose information received from the Company (other than to Patriarch employees or representatives involved in the performance of services hereunder or otherwise on a need-to-know basis) except as contemplated in this Agreement, as may be specifically authorized by the Company in connection with Patriarch's performance of services hereunder, or as such disclosure may be required by law. If Patriarch is requested or required by law to disclose any such information, Patriarch shall promptly notify the Company and use commercially reasonable efforts to cooperate with the Company so that the Company may seek a protective order or other appropriate remedy. In the event that any such protective order or other remedy is not obtained, Patriarch will furnish only that portion of such information that it is advised by counsel that is legally required and will use commercially reasonable efforts to cooperate with efforts by the Company to obtain reasonable assurance that confidential treatment will be accorded such information.

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     The Company acknowledges that all advice given by Patriarch in connection with its engagement hereunder is intended solely for the benefit and use of the Board of Directors and senior management of XFL. Except as may be required by applicable law, the Company agrees that no such advice shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Patriarch be made by or on behalf of the Company, in each case without Patriarch's prior written consent. Patriarch will cooperate with the Company in connection with any disclosure of such matters as may be required by federal securities laws.

     The Company recognizes that Patriarch has been retained only by the Company and that its engagement is not deemed to be on behalf of, and is not intended to confer any rights or bestow the status of third-party beneficiary upon, any shareholder or employee of the Company, or any other person not a party hereto as against Patriarch or any of its affiliates, their respective limited and general partners, directors, officers, agents and employees or each other person, if any, controlling Patriarch or any of its affiliates. Unless otherwise expressly stated in writing by Patriarch, no advice or opinions rendered to the Board of Directors or management of the Company during the course of the engagement hereunder shall constitute a recommendation to any other party and no one other than the Company, its directors and its senior management, is authorized to rely upon the engagement of Patriarch or any statements or conduct by Patriarch. Moreover, it is acknowledged that the relationship of Patriarch to the Company is that of an independent contractor, that the obligations and responsibilities of Patriarch to the Company are limited to those specifically set forth herein, and that Patriarch, by entering into this Agreement and satisfying its obligations hereunder, does not assume any fiduciary duties with respect to the Company, its Board of Directors, its management, its employees or its shareholders. All decisions made with respect to the subject matter herein described, whether or not consistent with advice rendered by Patriarch, shall be those of the Board of Directors or management of the Company, as the case may be. Further, it is understood that Patriarch is not undertaking to provide any legal, accounting, or tax advice in connection to its engagement hereunder and the Company shall rely on its own experts therefore.

     The Company shall reimburse, indemnify, defend and hold harmless Patriarch from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, but not limited to, claims from any potential investor in any proposed Acquisition Transaction) of any nature whatsoever (including reasonable attorneys' fees and expenses), arising out of or in connection with any acts or omissions of Patriarch made in good faith and in the performance of the duties of Patriarch under this Agreement, except to the extent resulting from Patriarch's acts or omissions constituting fraud, bad faith, willful misconduct, gross negligence or breach of fiduciary duty in the performance, or reckless disregard, of its duties under this Agreement.

     The services of Patriarch to the Company are not to be deemed exclusive and Patriarch shall be free to render consulting, advisory or other services of any kind to others (including without limitation affiliates, investment companies and clients having objectives substantially identical to those of the Company). It is understood and agreed that the members, directors, stockholders, partners, employees, officers and managers of Patriarch may engage in any other business activity or render services to any other person or entity or serve as partners, owners, officers, directors, consultants and advisers or managers of any other firm or company.

     The Company acknowledges that potential and actual conflicts of interest may arise from the overall advisory, investment and other activities of Patriarch and its affiliates,

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     managers, directors, officers, stockholders, members, agents, advisors, partners and employees (collectively, "Related Parties") and their respective clients. In particular, certain Related Parties own an interest in the Company, and certain other Related Parties own an interest in a subsidiary of the Company. Patriarch and its Related Parties may invest for their own accounts or on behalf of other clients (including clients with business objectives and structures and loans identical to the Company) in securities, obligations, loans or other assets that would be appropriate as investments for the Company. Patriarch and its Related Parties may have, or advise clients with, ongoing relationships the Company or its affiliates. Patriarch and its Related Parties may at certain times be simultaneously seeking to purchase and/or sell investments in the Company. Notwithstanding any other provision herein to the contrary, Patriarch and its Affiliates may act as a consultant or collateral manager or an agent for lenders under any loan facility (or hold any other similar role) in connection with any debt or equity instruments issued by the Company.

     If Patriarch determines that it or any of its Affiliates have a material conflict of interest between any account or portfolio for which Patriarch or any of its Affiliates is serving as investment advisor that relates to any action to be taken with respect to any proposed Acquisition Transaction, then Patriarch will perform its obligations with respect to any such conflict in accordance with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the resolution of such conflict.

     This Agreement shall be governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of laws. All controversies arising from or related to performance under this Agreement shall be adjudicated in State or Federal court within the State of New York.

     Each of the parties hereto represents that it has all requisite power and authority to enter into this Agreement and that this Agreement has been duly and validly authorized by all necessary action on its part, has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms.

     If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                                      * * *

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If the terms of our relationship as set forth in this Agreement are satisfactory, kindly sign the enclosed copy of this Agreement and return them to Patriarch. We look forward to working with XFL.

                                        Very truly yours,

                                        PATRIARCH PARTNERS
                                        MANAGEMENT GROUP, LLC


                                        /s/
                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Accepted and Agreed to:

XINHUA FINANCE LIMITED


By: /s/ Gordon Lau
    ---------------------------------
    Gordon Lau
    Chief Financial Officer


XINHUA FINANCE MEDIA LIMITED


By: /s/ Fredy Bush
    ---------------------------------
Name:
      -------------------------------
Title:
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